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                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)


                                                       Three Months Ended
                                                            July 31,
                                                     ----------------------
                                                       1996           1995
                                                     -------        -------

Primary:
     Earnings:
       Net loss                                      $  (627)       $  (113)

     Shares:
       Weighted average shares outstanding             5,036          5,039

     Per share amounts:
       Net loss                                      $  (.12)       $  (.02)
                                                     -------        -------
                                                     -------        -------

Fully diluted (A):
     Earnings:
       Net loss                                      $  (627)       $  (113)

     Shares:
       Weighted average shares outstanding             5,036          5,039
       Net shares issuable on exercise of
        certain stock options                            108              9
                                                     -------        -------
       Weighted average shares outstanding,
        as adjusted                                    5,144          5,048

     Per share amounts:
       Net loss                                      $  (.12)       $  (.02)
                                                     -------        -------
                                                     -------        -------


Note A: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.